This exchange offer is made for the securities of a foreign company. It is important for U.S. securities holders to be aware that this announcement is subject to disclosure and regulations in England that are different from those in the United States. In addition, U.S. securities holders should be aware that this announcement has been prepared in accordance with English format and style, which differs from the U.S. format and style. In particular the financial information of OJSC Uralkali and OJSC Silvinit included herein has been prepared in accordance with International Financial Reporting Standards, and thus may not be comparable to financial information of U.S. companies whose financial statements are prepared in accordance with generally accepted accounting principles in the United States.
It may be difficult for U.S. securities holders to enforce their rights and any claim they may have arising under the U.S. federal securities laws, since OJSC Uralkali is located in the Russian Federation, and some or all of its officers and directors may be residents of countries other than the United States. U.S. securities holders may not be able to sue a non-U.S. company or its officers or directors in a non-U.S. court for violations of the U.S. securities laws. It may be difficult to compel a non-U.S. company and its affiliates to subject themselves to a U.S. court’s judgment.
Securities may not be offered or sold in the United States absent registration under the US Securities Act of 1933, as amended (the “Securities Act”), or pursuant to an exemption from such registration. The OJSC Uralkali Shares to be issued in connection with the Proposed Combination are not, and will not be, registered under the Securities Act or under the securities laws of any jurisdiction of the United States and will be issued to OJSC Silvinit Shareholders in the United States in reliance on the exemption from registration provided by Rule 802 under the Securities Act and in reliance on available exemptions from any state law registration requirements. The securities of OJSC Uralkali and OJSC Silvinit have not been, and will not be, registered under the Securities Act or under the securities laws of any jurisdiction of the United States.
January 18, 2011
Uralkali and Silvinit Announce 2010 Production Results
Uralkali (Berezniki, Perm Territory) and Silvinit (Solikamsk, Perm Territory) announce their production results for the 12 months of 2010. In 2010 Uralkali produced approximately 5.1 million tonnes of potassium chloride (KCl), which is 1.9 times higher than in 2009. Silvinit produced 5.2 million tonnes of KCl in 2010, which is a 1.5-fold increase of 2009. Thus, both potash producers showed complete recovery of their production volumes by reaching the all-time pre-recessionary highs.
In December 2010, Uralkali and Silvinit announced their Proposed Combination, creating a leader in the global potash market. The Proposed Combination will create one of the largest potash companies worldwide, with leading levels of production and production capacity. Moreover, it is expected that the realization of potential synergies will help the combined company to further reduce the unit costs which will be among industry’s lowest. All that will allow the combined company to compete successfully with other players globally.
Pavel Grachev, Uralkali President and CEO: “The aggregate production of Uralkali and Silvinit in 2010 exceeded 10 million tonnes and thus matched the world’s leading potash producers’ production levels. In 2010, we took the first step towards the combination of the two potash producers and creation of a leader in the global potash sector. Down the line, the combined company plans to increase production levels in order to meet the growing potash demand by implementing brownfield development projects at BKPRU-4 and SKRU-3, and greenfield development projects at Verkhnekamskoe field.”
Vladislav Baumgertner, Silvinit CEO: “It would be fair to call last year the rebound time for the potash industry. The demand for potash has increased significantly, and we have a strong belief this growth will continue. We estimate that the global potash market will grow up to 55-60 million tonnes in 2011. Potash consumption will remain mostly concentrated in China, India, Brazil and Southeast Asia.”
This announcement is not intended to, and does not constitute, or form part of, an offer to sell or an invitation to purchase, exchange or subscribe for any securities or a solicitation of any vote or approval in any jurisdiction. This announcement does not constitute a prospectus or a prospectus equivalent document.
Notice to U.S. investors
The proposed business combination involves securities of a non-US company. It is important for U.S. securities holders to be aware that this announcement is subject to disclosure and regulations in England that are different from those in the United States. In addition, U.S. securities holders should be aware that this announcement has been prepared in accordance with English format and style, which differs from the U.S. format and style. In particular the financial information of Uralkali and Silvinit included herein has been prepared in accordance with International Financial Reporting Standards, and thus may not be comparable to financial information of

U.S. companies whose financial statements are prepared in accordance with generally accepted accounting principles in the United States.
It may be difficult for U.S. securities holders to enforce their rights and any claim they may have arising under the U.S. federal securities laws, since Uralkali is located in the Russian Federation, and some or all of its officers and directors may be residents of countries other than the United States. U.S. securities holders may not be able to sue a non-U.S. company or its officers or directors in a non-U.S. court for violations of the U.S. securities laws. It may be difficult to compel a non-U.S. company and its affiliates to subject themselves to a U.S. court’s judgment.
Securities may not be offered or sold in the United States absent registration under the US Securities Act of 1933, as amended (the “Securities Act”), or pursuant to an exemption from such registration. The Uralkali Shares to be issued in connection with the Proposed Combination are not, and will not be, registered under the Securities Act or under the securities laws of any jurisdiction of the United States and will be issued to Silvinit Shareholders in the United States in reliance on the exemption from registration provided by Rule 802 under the Securities Act and in reliance on available exemptions from any state law registration requirements. The securities of Uralkali and Silvinit have not been, and will not be, registered under the Securities Act or under the securities laws of any jurisdiction of the United States.
No profit forecast
Nothing in this announcement is intended to be, or is to be construed as, a profit forecast or to be interpreted to mean that earnings per Uralkali Share, Uralkali GDR, or Silvinit Share for the current or future financial years, or those of either Uralkali or Silvinit, will necessarily match or exceed the historically published earnings per Uralkali Share, Uralkali GDR or Silvinit Share.
Forward looking statements
This announcement, including any information included or incorporated by reference, may contain “forward-looking statements” concerning Uralkali and Silvinit. Generally, the words “will”, “may”, “should”, “could”, “would”, “can”, “continue”, “opportunity”, “believes”, “expects”, “intends”, “anticipates”, “estimates” or similar expressions identify forward-looking statements. The forward-looking statements involve risks and uncertainties that could cause actual results to differ materially from those expressed in the forward-looking statements. Forward-looking statements include statements relating to the following: (i) future capital expenditures, expenses, revenues, earnings, synergies, economic performance, indebtedness, financial condition, dividend policy, losses and future prospects; (ii) business and management strategies and the expansion and growth of Uralkali and Silvinit operations and potential synergies resulting from the Proposed Combination; and (iii) the effects of government regulation on the businesses of Uralkali and Silvinit. Many of these risks and uncertainties relate to factors that are beyond the companies’ abilities to control or estimate precisely, such as future market conditions and the behaviours of other market participants, and therefore undue reliance should not be placed on such statements which speak only as at the date of this announcement. Each of Uralkali and Silvinit assumes no obligation in respect of, and does not intend to update, these forward-looking statements.

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